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                                                                    Exhibit 23.0

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enzon Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-101898, 333-64110, 333-18051, and 333-121468) on Form S-8 and
registration statements (Nos. 333-01535, 333-32093, 333-46117, 333-58269,
333-30818 and 333-67506) on Form S-3 of Enzon Pharmaceuticals, Inc. (the "Company") of our reports dated September 23, 2005, with respect to the consolidated balance sheets of the Company as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2005, and the related consolidated financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 and the effectiveness of internal control over financial reporting as of June 30, 2005, which reports appear in the June 30, 2005 annual report on Form 10-K of the Company.

Our report dated September 23, 2005 on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of June 30, 2005, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of June 30, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following:

o The Company's policies and procedures did not provide for adequate management oversight and review of the accounting implications of the terms and conditions of certain third-party agreements. This internal control deficiency resulted in accounting errors in fiscal year 2005 evidenced by a material understatement of revenue and an overstatement of research and development expenses which were identified during the course of the fiscal 2005 audit. This material weakness also resulted in the restatement of the Company's previously issued consolidated financial statements and other financial information for the quarter and fiscal year-to-date period ended March 31, 2005.

o The Company's policies and procedures did not provide for adequate management oversight and review of the determination of estimated reserves for sales returns, rebates, and wholesaler price adjustments. This internal control deficiency resulted in accounting errors in fiscal year 2005 as evidenced by a material overstatement of amounts recorded for such reserves.

o The Company's policies and procedures did not provide adequate management oversight and review to ensure the proper accounting for a zero cost protective collar derivative instrument (the "Collar"). Specifically, the Company did not properly value the Collar and did not properly apply the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, to the Collar. This internal control deficiency resulted in material errors in accumulated other comprehensive income (loss), other income (expense), other current assets, other assets, accrued expenses, current deferred tax assets, deferred tax assets, and income tax expense (benefit). This resulted in the restatements of the Company's previously issued consolidated financial statements and other financial information for the quarter and fiscal year-to-date periods ended September 30, 2003, December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004, December 31,
         2004 and March 31, 2005.

/s/ KPMG LLP



Short Hills, New Jersey
September 28, 2005




                                      E-55